Arbor Realty Trust Closes on Sale of 200 Fifth Avenue Property

    UNIONDALE, N.Y., May 22 /PRNewswire-FirstCall/ -- Arbor Realty Trust, Inc. (NYSE: ABR), a real estate investment trust focused on the business of investing in real estate related bridge and mezzanine loans, preferred and direct equity investments, mortgage-related securities and other real estate related assets, today announced that the Company, as part of an investor group, has closed on the sale of the 200 Fifth Avenue property, one of the buildings that comprise the "Toy Center." Net proceeds received from the sale were approximately $450 million. As previously disclosed, the investor group, on a pro-rata basis, will retain an adjacent building located at 1107 Broadway, with approximately 320,000 square feet.

    The Company had $137 million of outstanding mezzanine debt in the partnership and a 20% equity interest in the underlying partnership with approximately $18 million of invested capital. The partnership used the $450 million of net proceeds from the sale to repay the total $402 million of outstanding debt on both the 200 Fifth Avenue and the 1107 Broadway properties, and the remaining $48 million of proceeds was returned to the partners. As a result, the Company received approximately $10 million in proceeds upon completion of this transaction for its invested capital and was repaid in full on its $137 million of outstanding debt to the partnership, including all applicable interest.

    The Company owned its 20% equity interest through a taxable REIT subsidiary and therefore, the gain on this transaction is subject to corporate income tax. The Company estimates that it will record approximately $11 million in income before minority interest in the second quarter related to its 20% equity interest, net of the estimated incentive management fee to the Company's manager and estimated taxes. The Company's manager is required to receive 25% of the incentive management fee in stock subject to certain REIT ownership limitations.

    In addition, the partnership retained the 1107 Broadway property and at this time, has not yet determined whether it will redevelop the property or position it for sale.

    "We are extremely pleased with the execution on this transaction. We look forward to the many options that the 1107 Broadway property presents," said Ivan Kaufman, Chairman and Chief Executive Officer.

    About Arbor Realty Trust, Inc.

    Arbor Realty Trust, Inc. is a real estate investment trust which invests in a diversified portfolio of multi-family and commercial real estate related bridge and mezzanine loans, preferred equity investments, mortgage related securities and other real estate related assets. Arbor commenced operations in July 2003 and conducts substantially all of its operations through its operating partnership, Arbor Realty Limited Partnership and its subsidiaries. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company operating through 11 offices in the US that specializes in debt and equity financing for multi-family and commercial real estate.
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    Safe Harbor Statement

    Certain items in this press release may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor's expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed in Arbor's Annual Report on Form 10-K for the year ended December 31, 2006 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

    Contacts:
    Arbor Realty Trust, Inc.
    Paul Elenio, Chief Financial Officer
    516-832-7422
    pelenio@arbor.com

    Media:
    Bonnie Habyan, SVP of Marketing
    516-229-6615
    bhabyan@arbor.com

    Investors:
    Stephanie Carrington
    The Ruth Group
    646-536-7017
    scarrington@theruthgroup.com